March 15, 2007

Re: Wells Limited Partnership 2006 North Carolina State Withholding

Dear Wells L.P. Investor:

We are writing to inform you that Wells Real Estate Fund II was required to withhold North Carolina state income tax on your behalf for the tax year ended December 31, 2006. North Carolina requires partnerships with nonresident partners to withhold tax on the income allocable to those partners. In general, the North Carolina withholding tax rate is 6%. Credit for the state tax paid by the partnership may be claimed on the nonresident partner's income tax return.

Please note that the amount of the North Carolina state tax (paid in March 2007) was not reflected on the 2006 Schedule K-1 mailed to you last month. The final North Carolina state tax liability was not determined until after the 2006 Schedule K-1 was completed. Therefore, we are enclosing a North Carolina State K-1 (Form NC K-1) that shows the state withholding payment made on your behalf. The state income reported on Line 6 of this form is the same as the North Carolina state information provided to you on your 2006 Schedule K-1. The only additional information is the North Carolina state withholding amount reported on Line 7. Please note that you may use the enclosed form to receive credit for the North Carolina state tax.

If you have any questions about your individual tax situation, please contact your tax advisor, as Wells does not render tax advice. If you have any general questions regarding your state form, please contact a Wells Client Services Specialist at 800-557-4830, Monday through Thursday, 8:15 a.m. to 6:30 p.m., or Friday from 8:15 a.m. to 5:30 p.m. (ET). You also may send an e-mail to investor.services@wellsref.com.

Thank you for investing with Wells Real Estate Funds.

Sincerely,

/s/ Richard Scott

Richard Scott

Vice President

Client Relations

Enclosure

cc: Financial Representatives